As filed with the Securities and Exchange Commission on January 24, 2006
Registration No. 333-111436

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 9 TO
FORM S-3 REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GENERAL CABLE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	06-1398235 (I.R.S. Employer Identification No.)
4 Tesseneer Drive
Highland Heights, Kentucky 41076
(859) 572-8000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Robert J. Siverd
Executive Vice President, General Counsel and Secretary
General Cable Corporation
4 Tesseneer Drive
Highland Heights, Kentucky 41076
(859) 572-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Alan H. Lieblich, Esq.
Jeffrey M. Taylor, Esq.
Blank Rome LLP
One Logan Square
Philadelphia, Pennsylvania 19103
(215) 569-5500

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this
Registration Statement, as determined in light of market and other conditions.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [   ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [   ]

     This Post-Effective Amendment No. 9 to Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(c) of the Securities Act of 1933, as amended, may determine.

     General Cable Corporation, a Delaware corporation (the “Company”), filed a Registration Statement on Form S-3 (File No. 333-111436) (the “Registration Statement”) with the Securities and Exchange Commission on December 22, 2003, registering 2,070,000 shares of the Company’s 5.75% Series A Redeemable Convertible Preferred Stock (the “Preferred Stock’) and 10,345,860 shares of the Company’s common stock into which the shares of Preferred Stock are convertible (the “Conversion Shares”), to be offered from time to time by the selling shareholders named therein (the “Offering”).
     The Company is filing this Post-Effective Amendment No. 9 to the Registration Statement on Form S-3 to remove from registration all remaining shares of Preferred Stock and Conversion Shares that were subject to the Offering but remain unsold as of the date hereof. The Company is deregistering these securities because its obligation to maintain the effectiveness of the Registration Statement pursuant to the terms of the registration rights agreement for the benefit of the selling shareholders has expired.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 9 to the Registration Statement on Form S-3 of the registrant (No. 333-111436) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Highland Heights, Commonwealth of Kentucky, on this 24th day of January, 2006.

GENERAL CABLE CORPORATION (Registrant)

By:	/s/ Robert J. Siverd

Robert J. Siverd Executive Vice President, General Counsel and Secretary
     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 9 to the registration statement (No. 333-111436) has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Gregory B. Kenny	Director, President and Chief Executive Officer (Principal Executive Officer)	January 24, 2006

* Christopher F. Virgulak	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	January 24, 2006

/s/ Robert J. Siverd Robert J. Siverd	Executive Vice President, General Counsel and Secretary	January 24, 2006

* Gregory E. Lawton	Director	January 24, 2006

* Craig P. Omtvedt	Director	January 24, 2006

* Robert A. Smialek	Director	January 24, 2006

* John E. Welsh, III	Director	January 24, 2006

*	By:	/s/ Robert J. Siverd

Robert J. Siverd Attorney-in-Fact

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